Exhibit 99.1
                                                         For Immediate Release

CONTACT:          Anne A. Tarbell
                  (212) 451-3030
                  www.triarc.com

                   TRIARC REPORTS SECOND QUARTER 2004 RESULTS

     New York, NY, August 6, 2004 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its second quarter and six months ended June 27, 2004.
                                   Highlights
o Consolidated revenues increased to $77.5 million in the 2004 second quarter ($146.7 million in the 2004 first half) from $74.8 million in the 2003 second quarter ($144.5 million in the 2003 first half) reflecting increases in royalties and franchise and related fees as well as an increase in net sales from company-owned restaurants for the 2004 second quarter. Net sales from the company-owned restaurants were $52.7 million in the 2004 second quarter ($99.4 million in the 2004 first half), compared with $51.4 million in the 2003 second quarter ($99.9 million in the 2003 first half). Royalties and franchise and related fees were $24.8 million in the 2004 second quarter ($47.3 million in the 2004 first half), up from $23.4 million in the 2003 second quarter ($44.6 million in the 2003 first half).

o The 2004 second quarter increase in sales from company-owned restaurants reflects a 3% increase (relatively flat in the 2004 first half) in same store sales primarily as a result of new product introductions, notably Market Fresh(R) salads and wraps, which began in April 2004, partially offset by the impact of the closure of three underperforming company-owned stores since June 29, 2003. The slight decline in revenues from company-owned restaurants for the 2004 first half reflects the effect of the three closed stores.

o Royalties and franchise fees were positively impacted by royalties from 114 franchised restaurants opened since June 29, 2003, with generally higher than average sales volumes, replacing the royalties from 78 generally underperforming franchised restaurants closed since June 29, 2003. 2004 second quarter same store sales for franchised restaurants also increased 4% (2% for the 2004 first half) compared with the weak same store sales performance of the 2003 comparable periods, reflecting the impact of the new product introductions discussed above.

o Consolidated operating profit decreased to $3.3 million in the 2004 second quarter (also $3.3 million in the 2004 first half) compared with $5.9 million in the 2003 second quarter ($9.5 million in the 2003 first half). The decline, partially offset by the revenue increases noted above, principally reflects an increase in cost of goods sold of $4.0 million in the 2004 second quarter ($5.1 million in the 2004 first half), as a result of higher beef and other commodity costs and start-up costs related to new product introductions.

o 2004 second quarter consolidated operating profit was also negatively affected by a $0.6 million ($1.7 million in the 2004 first half) increase in advertising and selling expenses, primarily reflecting increased advertising related to 2004 new product introductions as well as the effect of a recovery in the 2003 periods of a fully-reserved franchisee note receivable. The comparisons are also affected by timing differences related to Arby's periodic contributions for national advertising support for 2004, which caused a decrease for the 2004 second quarter and an increase for the 2004 first half. In addition, 2004 second quarter general and administrative expenses increased $0.6 million ($1.5 million in the 2004 first half), principally reflecting severance, recruiting and relocation costs attributable to personnel changes.

o Our restaurant business posted an operating profit of $14.9 million in the 2004 second quarter ($26.9 million in the 2004 first half) versus $18.3 million in the 2003 second quarter ($34.4 million in the 2003 first half), principally reflecting the factors discussed above.

o Consolidated depreciation and amortization was $3.5 million in the 2004 second quarter ($6.8 million in the 2004 first half) versus $3.4 million in the 2003 second quarter ($6.8 million in the 2003 first half). Consolidated depreciation and amortization includes depreciation and amortization of our restaurant operations of $2.3 million in the 2004 second quarter ($4.3 million in the first half) versus $2.0 million in the 2003 second quarter ($4.1 million in the 2003 first half).

o Consolidated interest expense was $9.0 million in the 2004 second quarter ($18.6 million in the 2004 first half) compared with $9.4 million in the 2003 second quarter ($17.8 million in the 2003 first half). These changes primarily reflect lower balances of the Arby's securitization debt and the Sybra debt offset by the impact of $175 million of Triarc 5% convertible notes due 2023 issued in May 2003.

o Consolidated net investment income increased to $4.6 million in the 2004 second quarter ($11.2 million in the 2004 first half) from $3.7 million in the 2003 second quarter ($6.9 million in the 2003 first half), due to higher interest income primarily reflecting investment in higher-yielding debt securities partially offset by a decline in net gains (losses) from investments in the 2004 periods.

o Consolidated net loss was $(1.3) million, or $(0.02) per Class A and Class B share, in the 2004 second quarter (net loss of $(4.4) million, or $(0.07) per Class A and Class B share in the 2004 first half) compared to a net loss of $(1.4) million, or $(0.02) per Class A and Class B share, in the 2003 second quarter (net loss of $(3.4) million, or $(0.06) per Class A and Class B share in the 2003 first half). These changes reflect the after-tax effect of the factors discussed above. The per share amounts discussed above give effect to the Company's September 2003 stock distribution of two shares of Class B Common Stock, Series 1, for each share of Class A Common Stock.

o Systemwide domestic same store sales were up 4% in the 2004 second quarter (up 2% in the 2004 first half) versus a decline of (3)% in the 2003 second quarter (down (3)% in the 2003 first half). We currently expect systemwide same store sales to be positive for the remainder of the 2004 fiscal year, primarily reflecting the impact of new product introductions which began in April 2004.

o In the 2004 second quarter, the Arby's(R) system opened 21 new units (43 in the 2004 first half) and closed 23 generally underperforming units (40 in the 2004 first half). As of June 27, 2004, Arby's had commitments from franchisees to build 450 new units through 2011.

o On July 22, 2004, Triarc completed the acquisition of an approximate 64% economic interest (representing in excess of 90% of the outstanding voting interests) of Deerfield & Company LLC ("Deerfield"), a Chicago-based alternative asset manager, for an aggregate $94.5 million, including expenses. The remainder of Deerfield is owned by senior management of Deerfield. In connection with the acquisition, Triarc has also committed to invest $100 million to seed a new multi-strategy hedge fund to be managed by Deerfield.

o Commencing July 22, 2004, Triarc will account for Deerfield as a consolidated subsidiary with a minority interest.

o As of July 1, 2004, Deerfield had over $8.1 billion in assets under management composed of approximately $7.2 billion in collateralized debt obligations ("CDOs"), approximately $700 million in fixed income arbitrage hedge funds and approximately $250 million in separately managed accounts. For the six months ended June 30, 2004, Deerfield had unaudited revenues of $27.6 million and net income of $12.8 million (which does not reflect a provision for Federal income taxes because Deerfield is a pass through entity for tax purposes).

Triarc and Deerfield previously formed an investment adviser, TDM Advisors LLC ("TDM"), to manage the assets of Triarc Deerfield Investment Corporation ("Triarc Deerfield"), a newly-formed business development company that, as previously announced, filed a registration statement with the Securities and Exchange Commission relating to a proposed $500 million initial public offering of its common stock. As a result of the Deerfield acquisition, TDM is now a wholly-owned subsidiary of Deerfield and an indirect subsidiary of Triarc.

         Commenting on corporate developments, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "Immediately accretive to Triarc stockholders, recently acquired Deerfield is a unique opportunity to establish a platform in the asset management business, which we believe has significant future growth potential. Deerfield has a strong management team, a scalable operational structure, a history of successful innovation, a broad range of fixed income management capabilities, a leading position in the growing CDO market, a strong risk management culture and strong performance across market cycles. We believe that, together with the Deerfield senior team, we can grow Deerfield both organically and through extensions of its existing platform."

         Peltz added: "As we look ahead, we continue to review our options to deploy our substantial liquidity through acquisitions, additional share repurchases and investments, with the goal of further increasing stockholder value."

         Commenting on restaurant operations, Peter May, Triarc's President and Chief Operating Officer, said: "In the 2004 second quarter, same store sales became increasingly positive, reflecting the impact of new product introductions. Going forward, we expect to see continued growth in same store sales. The Arby's system is also exploring options to minimize the impact of rising commodity costs and our senior team is aggressively focused on improving margins at company-owned stores."

         May added: "The Market Fresh salads and wraps, which were introduced on a nationwide basis beginning in April, and the more recently introduced Market Fresh chicken salad sandwich, have been well received by our customers. More new product introductions are planned for the remainder of 2004. In addition, the Arby's leadership team is focused on expanding Arby's unit development pipeline and improving its advertising effectiveness."

         Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system and the operator of approximately 235 restaurants located in the United States. Triarc also owns an approximate 64% economic interest in Deerfield & Company LLC, a Chicago-based alternative asset manager, offering a diverse range of fixed income strategies to institutional investors.

                                      # # #



                            Notes and Table To Follow

                             NOTES TO PRESS RELEASE

1. Systemwide same store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

2. There can be no assurance that we will be able to successfully integrate Deerfield into our existing operations. The description of the acquisition contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission.

3. There can be no assurance that the initial public offering of common stock of Triarc Deerfield will be completed or, if completed, that the terms of such offering will not change from those described in the registration statement previously filed with the Securities and Exchange Commission.

4. A registration statement relating to the securities to be issued by Triarc Deerfield Investment Corporation has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. Investors should consider the investment objectives, risks, charges and expenses of Triarc Deerfield carefully before investing. This and other information about Triarc Deerfield will be contained in a preliminary prospectus, which may be obtained, once available, from Triarc Deerfield. The preliminary prospectus should be read carefully before investing. The information in the registration statement filed with the Securities and Exchange Commission, in any preliminary prospectus and in this press release is not complete and may be changed.

5. There can be no assurance that we or Deerfield will be able to identify appropriate future acquisition targets or that we or Deerfield will be able to successfully integrate any future acquisitions into our or Deerfield's existing operations.

6. The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Actof 1995(the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and otherfactors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For thosestatements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following: competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's(R)restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered; success of operating initiatives; development costs; advertising and promotional efforts; brand awareness; the existence or absence of positive or adverse publicity; new product and concept development by the Company and its competitors, and market acceptance of such new product offerings and concepts; changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu"; changes in spending patterns and demographic trends; the business and financial viability of key franchisees; the timely payment of franchisee obligations due to the Company; availability, location and terms of sites for restaurant development by the Company and its franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development; delays in opening new restaurants or completing remodels; anticipated or unanticipated restaurant closures by the Company and its franchisees; the ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants; changes in business strategy or development plans, and the willingness of franchisees to participate in the Company's strategy; business abilities and judgment of the Company's and franchisees' management and other personnel; availability of qualified restaurant personnel to the Company and to franchisees; the Company's ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution; adverse weather conditions; changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance; significant reductions in the Company's client assets under management (and thus in the Company's advisory fee revenue), due to such factors as weak performance of the Company's investment products (either on an absolute basis or relative to the Company's competitors), substantial illiquidity or volatility in the fixed income instruments that the Company trades, loss of key portfolio management personnel, reduced investor demand for alternative fixed income investment products, and loss of investor confidence due to adverse publicity; increased competition from other alternative fixed income investment managers; pricing pressure on the advisory fees that the Company can charge for its investment advisory services; difficulty in increasing assets under management, or managing existing assets, due to market-related constraints on trading capacity; the removal of the Company as investment manager of one or more of the collateral debt obligations (CDOs) it manages, or the reduction in the Company's CDO management fees because of payment defaults by issuers of the underlying collateral; availability, terms (including changes in interest rates) and deployment of capital; changes in national, regional and local economic, market, business or political conditions in the countries and other territories in which the Company and its franchisees operate; changes in government regulations, including franchising laws, accounting standards, environmental laws, minimum wage rates and taxation rates; the costs, uncertainties and other effects of legal, environmental and administrative proceedings; the impact of general economic conditions on consumer spending, including a slower consumer economy and the effects of war or terrorist activities; our ability to identify appropriate acquisition targets in the future and to successfully integrate any future acquisitions into our existing operations; and other risks and uncertainties affecting the Company and its subsidiaries referred to in our Annual Report on Form 10-K for the fiscal year ended December 28, 2003 (see especially "Item 1. Business--Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control. We will not undertake and specifically decline any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.



                                                       Triarc Companies, Inc.
                                           Condensed Consolidated Statements of Operations
                               Second Quarter and Six Months Ended June 29, 2003 and June 27, 2004

                                                            Second Quarter Ended                   Six Months Ended
                                                            --------------------                   ----------------
                                                             2003              2004               2003               2004
                                                             ----              ----               ----               ----
                                                                          (In thousands except per share amounts)
                                                                                        (Unaudited)

Revenues:
  Net sales                                               $  51,398         $  52,661             $  99,895       $  99,385
  Royalties and franchise and related fees                   23,402            24,804                44,639          47,271
                                                          ---------         ---------             ---------       ---------
                                                             74,800            77,465               144,534         146,656
                                                          ---------         ---------             ---------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and amortization     37,589            41,604                73,844          78,989
  Advertising and selling                                     4,043             4,629                 7,143           8,796
  General and administrative                                 23,899            24,472                47,279          48,782
  Depreciation and amortization, excluding
    amortization of deferred financing costs                  3,414             3,464                 6,797           6,815
                                                          ---------         ---------             ---------       ---------
                                                             68,945            74,169               135,063         143,382
                                                          ---------         ---------             ---------       ---------
      Operating profit                                        5,855             3,296                 9,471           3,274
Interest expense                                             (9,367)           (9,004)              (17,825)        (18,638)
Insurance expense related to long-term debt                  (1,046)             (958)               (2,138)         (1,949)
Investment income, net                                        3,729             4,645                 6,870          11,169
Costs related to proposed business acquisitions
  not consummated                                              (930)              (14)                 (930)           (767)
Other income, net                                               418               799                   975           1,528
                                                          ---------         ---------             ---------       ---------
      Loss before income taxes and minority
        interests                                            (1,341)           (1,236)               (3,577)         (5,383)
(Provision for) benefit from income taxes                      (195)              (50)                   67             941
Minority interests in loss of a consolidated subsidiary         112                10                   112              10
                                                          ---------         ---------             ---------       ---------
      Net loss                                            $  (1,424)        $  (1,276)            $  (3,398)      $  (4,432)
                                                          =========         =========             =========       =========

Basic and diluted loss per share:
  Class A common stock                                    $    (.02)        $   (.02)             $    (.06)       $   (.07)
                                                          =========         ========              =========        =========
  Class B common stock                                    $    (.02)        $   (.02)             $    (.06)       $   (.07)
                                                          =========         ========              =========        =========

Shares used to calculate loss per share (a):
  Class A common stock                                       20,175 (b)        22,319 (b)            20,294 (b)      21,156 (b)
                                                          =========         =========             =========       =========
  Class B common stock                                       40,350 (b)        40,675 (b)            40,588 (b)      40,415 (b)
                                                          =========         =========             =========       =========


(a) The calculations of loss per share reflect the effect of the Company's September 2003 stock distribution of two shares of a newly designated series of Class B common stock for each issued share of Class A common stock.

(b) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share since the Company reported a net loss in all periods presented and, therefore, the effect of all potentially dilutive securities would have been antidilutive. Had the Company reported net income for such periods, the shares used to calculate diluted income per Class A common share would have been 21,549,000 and 23,399,000 for the second quarters of 2003 and 2004, respectively, and 21,648,000 and 22,590,000 for the first six months of 2003 and 2004, respectively, reflecting the effect of dilutive stock options. The shares used to calculate diluted income per Class B common share would have been 43,097,000 and 42,836,000 for the second quarters of 2003 and 2004, respectively, and 43,296,000 and 43,283,000 for the first six months of 2003 and 2004, respectively, also reflecting the effect of dilutive stock options. The effects of dilutive stock options represented in such amounts reflect the average price of the Company's stock during the indicated periods. These dilutive effects may not be representative of the effects that may occur in future periods. Accordingly, this information is presented for informational purposes only. In addition to the effect of dilutive stock options, the Company's 5% Convertible Notes are convertible into 4,375,000 shares of the Company's Class A common stock and 8,750,000 shares of the Company's Class B common stock. Such additional shares were not included in the diluted shares above due to the substantial income that would be required before the Convertible Notes became dilutive.